EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NEW CENTURY EQUITY HOLDINGS CORP.

          New Century Equity Holdings Corp., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

          That the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) by unanimous written consent executed on May 28, 2004, pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation that authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.01 per share:

“BE IT RESOLVED, that the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, voting powers, preferences, and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

1. Designation. Four million eight hundred seven thousand six hundred ninety-two (4,807,692) shares of preferred stock of the Corporation shall constitute a class of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).

2. Dividends.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for payment, an annual cash dividend at the rate of 4% of the Stated Value (as hereinafter defined) per share of Series A Preferred Stock (the “Preferred Dividends”), payable as provided in Section 2(b) hereof. The Preferred Dividends shall accrue and shall be cumulative from the date of initial issuance of shares of Series A Preferred Stock (the “Series A Issuance Date”) (whether or not declared by the Board of Directors). The amount of the Preferred Dividends that shall accrue for the initial dividend period and for any other period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing, the holders of Series A Preferred Stock may elect to receive such number of Series A Preferred Stock that is equal to the aggregate dividend amount divided by $1.04. Such shares shall thereafter be treated as shares of Series A Preferred Stock for all purposes of this certificate of designation. Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to this Section 2(a), and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), without interest, and shall be payable in the same amount and at such times as provided for in this Section 2(a) with respect to dividends on each outstanding share of Series A Preferred Stock.

(b) The Preferred Dividends shall be payable, whether or not declared by the Board of Directors, upon the effective date of the earliest of a (i) Liquidation (as hereinafter defined) or (ii) Disposition Event (as hereinafter defined).

(c) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of capital stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up outstanding now (initially consisting of the Series A Preferred Stock and the issued and outstanding shares of the Corporation’s common stock (the “Common Stock”)) or hereafter created, unless all declared and unpaid Preferred Dividends have been or are contemporaneously paid.

(d) In addition to all dividends payable pursuant to Section 2(a), whenever the Company shall declare or pay any dividend on its Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive such dividends on a ratably as-converted basis (calculated as if all shares of Series A Preferred Stock had been converted directly or indirectly into Common Stock). Dividends payable pursuant to this Section 2(d) shall not reduce any dividends payable pursuant to Section 2(a).

3. Rights on Liquidation, Merger, Sale, Etc.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

(i) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock or any other class of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock, for each share of Series A Preferred Stock held by such holders, an amount equal to the sum of (A) $1.04 (the “Stated Value”) plus (B) an amount equal to all accrued but unpaid Preferred Dividends on such share of Series A Preferred Stock (whether or not declared by the Board of Directors) as of the date such payment is made to the holders thereof.

(ii) After distribution of the amounts set forth in Section 3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed to the holders of the Common Stock.

(b) If a Disposition Event shall occur, the Corporation shall redeem the Series A Preferred Stock in full by paying or causing to be paid to the holders of Series A Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 3(a) hereof if the Corporation liquidated on the date of such Disposition Event and had assets available for distribution equal to the aggregate amount payable to the Corporation and all shareholders thereof in connection with such Disposition Event (the “Disposition Proceeds”). The amount payable under Section 3(a)(i) pursuant to this Section 3(b) shall be payable in full to the holders of the Series A Preferred Stock upon the closing of the transaction constituting the Disposition Event prior to any payment to any holder of Common Stock or any other class of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock and notwithstanding any delay in the receipt of the Disposition Proceeds or any part thereof by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise.

4. Voting Rights.

(a) So long as any shares of Series A Preferred Stock remain outstanding, the Board of Directors shall not exceed four members without the written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class, in addition to the rights specified in Section 4(c) hereof, the holders of shares of Series A Preferred Stock shall be entitled (i) voting separately as a class and, to elect two directors to the Board and to pass upon any matters that affect the rights, value or ranking of the Series A Preferred Stock, and (ii) to vote on all other matters on which holders of Common Stock shall be entitled to vote, casting such number of votes in respect of such shares of Series A Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof, and voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

(b) For purposes of this Certificate:

(i) “Disposition Event” shall mean (A) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets or authorized but unissued capital stock of the Corporation to any other Person or Persons or (B) the merger or consolidation of the Corporation with and into another corporation or corporations in which the shareholders of the Corporation immediately prior to such merger or consolidation do not own more than 50% of the voting control of the surviving corporation.

(ii) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Corporation or any subsidiary thereof.

(c) Notwithstanding the foregoing, the Corporation shall not, so long as any shares of Series A Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class, given at a meeting called for such purpose for which notice shall have been given to the holders of Series A Preferred Stock, or by written consent:

(i) take any action to (A) increase the authorized capitalization of the Corporation or (B) adversely impact the rights, ranking or preferences of the Series A Preferred Stock;

(ii) in any manner authorize, create or issue any class or series of capital stock (A) ranking, in any respect including, without limitation, as to payment of dividends, or distribution of assets, senior to or pari passu with the Series A Preferred Stock or (B) which in any manner adversely affects the holders of Series A Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority or so adversely affecting the holders of Series A Preferred Stock (it being understood that the issuance by the Corporation of bonds, debentures, notes or other obligations convertible into, exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, capital stock ranking junior to the Series A Preferred Stock in all material respects shall not be deemed to adversely affect the holders of Series A Preferred Stock for purposes of this Section 4(c)(ii));

(iii) in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock;

(iv) reclassify the shares of Common Stock or any other shares or any class or series of capital stock now outstanding or hereafter created that ranks junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends or distribution of assets, senior to or pari passu with the Series A Preferred Stock, or (B) that in any manner adversely affects the holders of Series A Preferred Stock in any material respect;

(v) make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of assets) on, or make any other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire, any shares of its Common Stock, or of any class of capital stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

(vi) issue any additional shares of Series A Preferred Stock; or

(vii) effect or permit, or offer or agree to effect or permit, any transaction that would be deemed a Disposition Event, a liquidation, dissolution or winding up, a reorganization of the assets of the Corporation or reclassification or recapitalization of the capital stock of the Corporation.

5. Conversion of Series A Preferred Stock.

(a) The holders of Series A Preferred Stock shall have the right, at such holders’ option, at any time after the expiration of twelve (12) months from the Series A Issuance Date, to convert each share of Series A Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results from multiplying the number of shares of Series A Preferred Stock to be converted by $1.04 and dividing the product by the Conversion Price (as hereinafter defined) per share for the Series A Preferred Stock in effect at the time of conversion. The initial Conversion Price per share of the Series A Preferred Stock shall be $.26, subject to adjustment as provided herein (the “Conversion Price”).

(b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, the holder or holders of such Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same (in case of conversion pursuant to Section 5(a) hereof) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Series A Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this Section 5 shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall issue, after the Series A Issuance Date, any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to an amount equal to such lower purchase price for such Additional Stock (or in the case of options and similar securities, the consideration received for the option and to be received upon exercise of such option), or, if for no consideration, $.01.

(ii) “Additional Stock” as used herein shall mean any shares of Common Stock issued (or deemed to have been issued) or rights, warrants, options or other securities convertible into or exchangeable for Common Stock (including shares of Common Stock held in the Corporation’s treasury) by the Corporation after the date hereof other than:

(A) Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(B) Common Stock issuable upon exercise of warrants outstanding as of the Series A Issuance Date;

(C) Common Stock issuable upon exercise of options granted pursuant to any other stock option plan approved by the Board of Directors; and

(D) Any stock issued as a dividend or distribution on Series A Preferred Stock.

With respect to subparagraph (ii) above, if at any time the Corporation shall:

(i) declare, order, pay or make a dividend payable in additional shares of Common Stock;

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then the number of shares of Common Stock to be excluded from Additional Stock immediately after the happening of such an event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

(iii) Except to the limited extent provided for in Section 5(c)(vii) hereof, no adjustment of the Conversion Price pursuant to this Section 5(c) shall have the effect of increasing the Conversion Price for the Series A Preferred Stock above the Conversion Price for the Series A Preferred Stock in effect immediately prior to such adjustment.

(iv) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(c):

(A) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(c)(iv) hereof and this Section 5(c)(v)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(B) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(c)(iv) hereof and this Section 5(c)(v)).

(C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (excluding a change resulting solely from the antidilution provisions thereof if such change results from an event which gives rise to an antidilution adjustment under this Section 5(c)), the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change; provided, however, that the Conversion Price shall not be increased from the Conversion Price in effect immediately prior to such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(vi) In the event the Corporation should at any time or from time to time after the Series A Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Series A Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

(vii) If the number of shares of Common Stock outstanding at any time after the Series A Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

(d) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(c) hereof to the holders of Common Stock, then, in each such case for the purpose of this Section 5(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price for the Series A Preferred Stock then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(g) If the Corporation should effect any capital reorganization or reclassification of its capital stock or cause to occur a Disposition Event while any shares of Series A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification or Disposition Event, lawful and adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Disposition Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price of the Series A Preferred Stock and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A Preferred Stock. The Corporation shall not cause to occur a Disposition Event unless approved by the holders of Series A Preferred Stock as provided in Section 4 hereof and prior to or simultaneously with the consummation thereof the survivor or successor corporation (if other than the Corporation) resulting from such Disposition Event shall assume by written instrument executed and mailed or delivered to each holder of Series A Preferred Stock, the obligation to deliver to such holders of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series A Preferred Stock may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Incorporation to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

(h) (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to the “fair market value” of the Common Stock as of two business days prior to payment multiplied by such fraction. For the purposes of this Section 5(h)(i), “fair market value” shall mean on any day (A) if shares of the Common Stock are listed or admitted for trading on a national securities exchange, the reported last sales price or, if no such reported sale occurs on such day, the average of the closing bid and asked prices on such day, in each case on the principal national securities exchange on which the Common Shares are listed or admitted to trading, (B) if shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose or (C) if no such quotations are available on such day, the fair market value of one share of Common Stock on such day as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a statement, signed by its President and Chief Financial Officer, setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(i) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these provisions. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

(k) Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

(l) In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 28th day of May, 2004.

NEW CENTURY EQUITY HOLDINGS CORP.

By:	/s/ PARRIS H. HOLMES, JR. ——————————————— Parris H. Holmes, Jr. Chairman and Chief Executive Officer